EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 pertaining to EZTD Inc.’s (the "Company") 2004 Global Share Option Plan, of our report dated March 24, 2016, with respect to the Company's consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2015, Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel

July 14, 2016